March 13, 2020

Mutual of America Investment Corporation

320 Park Avenue

New York, New York 10022

Dear Sirs/Madams:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 59 to the Registration Statement on Form N-1A (the “Post-Effective Amendment”) of Mutual of America Investment Corporation and the proposed offering of common shares, par value $.01 per share, of the Catholic Values Index Fund and the 2065 Retirement Fund as described in the Post-Effective Amendment.

I have reviewed such documents and records as I have deemed necessary to express an informed opinion on the matters covered hereby. It is my opinion that the common shares of the Catholic Values Index Fund and the 2065 Retirement Fund, when issued and sold in accordance with the Post-Effective Amendment and in jurisdictions where such sales have been authorized, will be legally issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Post-Effective Amendment and to the reference to my name under the heading “Legal Matters” in the Statement of Additional Information.

Sincerely,

/s/ Scott H. Rothstein
Scott H. Rothstein
Executive Vice President and Deputy General Counsel